Exhibit 10.56

AGREEMENT OF PURCHASE AND SALE

For

Nashville Flex Portfolio

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 25th day of October, 2007 (the “Contract Date”) by and between FirstCal Industrial 2 Acquisition, LLC (“Seller”), and KBS Nashville Industrial Portfolio I, LLC, a Delaware limited liability company (“Purchaser”).

1. SALE.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:

(a) those certain tracts or parcels of land, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tracts or parcels and any water or mineral rights owned by, or leased to, Seller, which is described on Exhibit A attached hereto and made a part hereof (the “Land”);

(b) all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to, the building commonly known as 2515 Perimeter Place Drive, 500 Royal Parkway, 2525 Perimeter Place Drive, 431 Great Circle Road, 501 Mainstream Drive, and 533 Mainstream Drive, Nashville, Tennessee and all other on-site structures, systems, and utilities associated with the building (all such improvements being referred to herein as the “Improvements”), but excluding improvements, if any, owned by any tenants located therein;

(c) Seller’s right, title and interest in those certain leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect on the Contract Date and are listed on Schedule 1(c) attached hereto or into which Seller enters prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement (collectively, the “Leases”);

(d) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, tools and supplies, owned by Seller and used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants;

(e) all of Seller’s right, title and interest in and to only those contracts and agreements to which Seller is party (other than Leases) relating to the upkeep, repair, maintenance, leasing or operation of any or all of the Land, Improvements and the Personal Property that are not terminable by their terms without payment of a fee or penalty and which are listed on Schedule 1(e) attached hereto (collectively, the “Contracts”). Notwithstanding the foregoing, Seller shall terminate at Closing, and Purchaser shall not assume, any property management or leasing agreement affecting the Property (as hereinafter defined); and

(f) to the extent transferable, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the “Intangibles”).

The Land, the Improvements, the Personal Property, the Contracts, the Leases and the Intangibles are hereinafter referred to collectively as the “Property.”

2. PURCHASE PRICE. The total purchase price to be paid to Seller by Purchaser for the Property shall be Fifty-Three Million Five Hundred Thousand and NO/100 Dollars ($53,500,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided.

3. CLOSING.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail or at the offices of the Title Company (defined below). The Closing shall occur on November 15, 2007, or as otherwise agreed by the parties (the “Closing Date”).

4. DEPOSIT.

Within one (1) business day of the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit, as its earnest money deposit, the sum of Six Million and No/100 Dollars ($6,000,000.00) [the “Earnest Money”] in an escrow with the Title Company (4100 Newport Place, Suite 120, Newport Beach, California 92660, Attn: Joy Eaton; 949-724-3112) (the “Escrow”) pursuant to escrow instructions in the form attached hereto as Exhibit B. The Earnest Money and all interest earned thereon are herein collectively referred to as the “Deposit.” Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing. The Deposit shall be non-refundable to Purchaser except as otherwise expressly provided for herein. Notwithstanding anything stated to the contrary in this Agreement, the only circumstances under which Seller shall be entitled to receive the Deposit is if Purchaser fails to purchase the Property when it is obligated to do so under this Agreement.

5. SELLER’S DELIVERIES.

Seller covenants that prior to August 23, 2007 Seller, to Seller’s knowledge, delivered or made available to Purchaser in the Nashville office of First Industrial Realty Trust, Inc., a Maryland corporation and an affiliate of Seller (“FR”), at the following address: 1420 Donelson Pike, Suite B-17, Nashville, Tennessee 37217 (the “Nashville Office”), all of the documents and agreements described on Exhibit C attached hereto and made a part hereof that are in Seller’s possession (the “Documents”). From and after August 23, 2007, Seller did not add any additional Documents to its files in the Nashville Office that were not otherwise delivered to Seller prior to the Contract Date. From the date hereof until the Closing Date, Seller shall continue to make available to Purchaser or its agents for inspection in the Nashville office of FR, all, to Seller’s knowledge, of the Documents in Seller’s possession. The Documents that are furnished or made available to Purchaser pursuant to this Section 5 are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section 5 or Section 8.1 below, in either case as limited by Sections 8.2 and 8.3 below.

Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall during the Inspection Period (as hereinafter defined) deliver to Purchaser, without representation or warranty, concurrently with the delivery of the Documents, (i) the documents which are described on Exhibit H attached hereto, to the extent in existence and in Seller’s possession (collectively, “Purchaser’s 3-14 Audit Documents”) and (ii) provide to Purchaser in written form, answers to such questions relating to the Property which are set forth in Exhibit H, to the extent such information is in existence and in Seller’s possession.

The Documents and the Purchaser’s 3-14 Audit Documents shall be collectively referred to in this Agreement as the “Property Documents”.

The originals (and where originals are not available or in Seller’s possession or control, copies) of all Property Documents shall become the property of Purchaser upon Closing. Upon Closing, Seller may retain copies of any Property Documents which Seller may make at Seller’s sole cost and expense.

6. INSPECTION PERIOD.

6.1. Basic Project Inspection. Purchaser acknowledges and agrees that it has completed its due diligence inspection of the Property (“Basic Project Inspection”) and hereby waives any right to terminate this Agreement on the basis of the results of such Basic Project Inspection (provided, however, that Purchaser does not waive any of its termination rights expressly provided for in this Agreement).

6.2. Purchaser’s Undertaking. Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Basic Project Inspection or otherwise without the prior written consent of Seller, which consent shall not be unreasonably withheld. Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants and attorneys (collectively, “Purchaser’s Representatives”) shall, in performing its Basic Project Inspection, comply with any and all applicable laws, ordinances, rules, and regulations. Except to the extent required by any applicable statute, law, regulation or governmental authority in its capacity as a contract purchaser (i.e. not an owner), prior to the Closing, neither Purchaser nor Purchaser’s Representatives shall report the results of the Basic Project Inspection or any Intrusive Investigation to any governmental or quasi-governmental authority under any circumstances without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion. If this transaction fails to close for any reason other than due to Seller’s default, Purchaser shall provide Seller with copies of any and all final, third party reports prepared on behalf of Purchaser as part of the Basic Project Inspection without any representation or warranty regarding the accuracy thereof. Purchaser and Purchaser’s Representatives shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $2,000,000 covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and Purchaser shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; and (b) promptly pay when due any third party costs associated with its Basic Project Inspection. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Basic Project Inspection or any Intrusive Investigation, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Basic Project Inspection, any Intrusive investigation or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby indemnifies, protects, defends and holds Seller, Seller’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with Purchaser’s Basic Project Inspection, any Intrusive Investigation or Purchaser’s or Purchaser’s Representatives entry upon the Land or the Improvements hereunder. Purchaser’s undertakings pursuant to this Section 6.2 shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing. Notwithstanding anything to the contrary in this Section 6.2, Purchaser’s indemnification obligations under this Section 6.2 shall not apply to (a) any loss arising from Seller’s own negligence or willful misconduct or (b) Purchaser’s discovery of existing conditions on the Property, except to the extent that Purchaser, or any party acting on behalf of Purchaser, exacerbates or aggravates any such existing condition.

6.3. Confidentiality. Purchaser agrees to use reasonable efforts to maintain in confidence the information and terms contained in the Evaluation Materials (defined below) and this Agreement (collectively, the “Transaction Information”). Purchaser shall not disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Purchaser may disclose the Transaction Information: (a) to Purchaser’s Representatives to the extent that Purchaser’s Representatives reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Purchaser; (b) on not less than two (2) business days prior written notice, to the extent required by any applicable statute, law, regulation or governmental authority; (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; and (d) after the Closing. Purchaser shall advise Purchaser’s Representatives of the provisions of this Section 6.3 and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section 6.3. For purposes of this Agreement, the term “Evaluation Materials” shall mean the Property Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials and (ii) the results of any studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property. Notwithstanding anything contained herein to the contrary, it is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 6.3 by Purchaser or Purchaser’s Representatives and that Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section 6.3 by Purchaser or Purchaser’s Representatives. Purchaser further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.3 but shall be in addition to all other remedies available at law or in equity to Seller. In the event this Agreement is terminated for any reason whatsoever, Purchaser shall promptly (and in any event within three (3) business days after the effective date of termination) return to Seller the Property Documents and any and all copies of the Property Documents and destroy any and all other Evaluation Materials. The undertakings of Purchaser pursuant to this Section 6.3 shall survive the termination of this Agreement.

Notwithstanding the foregoing provisions of this Section 6.3 and anything to the contrary set forth in Section 6.2 herein, nothing contained herein or therein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, provided such parties agree to maintain such information in confidence, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

7. TITLE AND SURVEY MATTERS.

7.1. Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a special warranty deed (“Deed”), in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) all exceptions reflected in the Pro Formas; (3) the rights of tenants, as tenants only (with no right to purchase all or portions of the Property), pursuant to the Leases; (4) matters arising out of any act of Purchaser or Purchaser’s Representatives; and (5) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (those liens, claims, encumbrances and matters referred to in items (1) and (3)-(5) above, the “Existing Permitted Exceptions”).

7.2. Title Commitment. Seller acknowledges that Purchaser has delivered to Seller a commitment or commitments (collectively, the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”), for an ALTA extended coverage owner’s title insurance policy with respect to the Land (the “Title Policy”), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment. The date on which Purchaser has received the Title Commitment is referred to as the “Commitment Delivery Date.”

7.3. Survey. Seller has delivered or made available to Purchaser copies of any existing surveys of the Land and the Improvements (the “Surveys”) together with the Property Documents. Purchaser may obtain, at Purchaser’s cost, obtain updates of the Surveys (an “Updated Surveys”) certified to Purchaser and its lenders.

7.4. Defects and Cure.

7.4.1. Purchaser’s Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. Furthermore, Purchaser hereby accepts those exceptions listed in those certain four (4) Proforma Owner’s Policies numbered 520932, 520933, 520938 and 520939 (collectively, the “Pro Formas”), copies of which Purchaser’s counsel e-mailed to Seller’s counsel on October 10, 2007. For purposes of this Agreement, the term Title Policy shall mean an ALTA Owner’s Policy of Title Insurance, issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Land, subject only to the Permitted Exceptions for the Land. Any exceptions to title (other than the Existing Permitted Exceptions) that arise between the effective date of the Title Commitment or the Updated Surveys, as the case may be, and the Closing are referred to herein as “New Defects.” Purchaser shall have two (2) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing (a “Defect Notice”) of any such New Defects to which Purchaser reasonably objects. Those New Defects to which Purchaser does not object in a Defect Notice given within the applicable two (2) business day period shall be deemed Permitted Exceptions.

7.4.2. Seller’s Response Notices. Seller shall be obligated to cure and remove the liens of any mortgage or deed of trust evidencing an indebtedness owed by Seller. Moreover, Seller shall be obligated to cure and remove all of the following classes of New Defects (“Mandatory Cure Items”), if any: (i) tax liens for delinquent ad valorem real estate taxes; (ii) mechanics liens pursuant to a written agreement either between (x) the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”) or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (iii) broker’s liens pursuant to a written agreement between the broker and Seller or any Seller Parties. Seller shall be permitted to cure Mandatory Cure Items that in the aggregate are for a liquidated amount of $50,000 or less by procuring title insurance on terms reasonably acceptable to Purchaser. Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a “Seller’s Response Notice”) indicating that Seller has elected to cure and remove any such matters (any such matters that Seller elects to cure and remove, “Seller Cure Items”) not later than the sooner to occur of (i) three (3) business days after Seller’s receipt of the applicable Defect Notice; or (ii) Closing. Seller shall have until Closing to cure and remove any Seller Cure Items. If Seller fails to provide a Seller’s Response Notice, Seller shall be deemed to have delivered a Seller’s Response Notice electing not to cure and remove any New Defects identified by Purchaser in the applicable Defect Notice. Notwithstanding anything to the contrary set forth herein, Seller shall be permitted to cure any encroachments by procuring title insurance on terms reasonably acceptable to Purchaser. If Seller elects (or is deemed to elect) not to cure and remove any New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than the first to occur of (i) the date that is three (3) business days after Purchaser’s receipt (or deemed receipt) of a Seller’s Response Notice; or (ii) Closing, to either (a) proceed to Closing and accept title to the Land and the Improvements, subject to those New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price and with such New Defects in that case being deemed to be Permitted Exceptions or (b) terminate this Agreement, in which event the Deposit shall be delivered to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence, Purchaser shall be deemed to have elected alternative (a).

7.5. Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove each New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller’s Response Notice), Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Seller delivered on or prior to Closing, in which event (a) the Deposit shall be returned to Purchaser, and (b) this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). If Seller fails to cure and remove any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, terminate this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement.

7.6. Additional Title Matters.

7.6.1. Mercantile Lease. Reference is hereby made to (i) that certain Lease Agreement dated May 25, 1989 by and between Joseph V. Russell & Associates (“Russell”) and Mercantile Properties, Inc. (“Mercantile”), as amended by that certain Lease Amendment No. 1, dated April 23, 1990 by and between Russell and Mercantile (collectively, the “Mercantile Lease”) and (ii) that certain Short Form Lease dated May 25, 1989 by and between Russell and Mercantile (the “Mercantile Short Form Lease”). Seller covenants to use reasonable efforts to procure that certain Lease Amendment No. 2 (which amends the Mercantile Lease) and that certain First Amendment to Short Form Lease Agreement (which amends the Mercantile Short Form Lease), both of which are attached hereto in Schedule 7.6.1 (collectively, the “Mercantile Lease Amendments”). In no event shall Purchaser be entitled to terminate this Agreement on the basis of Seller’s failure to receive, on or prior to Closing, either or both of the Mercantile Lease Amendments. In the event Seller fails to obtain, as of the Closing, either or both of the Mercantile Lease Amendments, then, at Closing, Seller shall execute and deliver to the Title Company that certain Affidavit Regarding Mercantile Lease attached hereto in Schedule 7.6.1.

7.6.2. Southeastern Telecom Memorandum of Lease. Reference is hereby made to that certain Memorandum of Lease dated June 4, 1996 recorded June 6, 1996 in the records of Davidson County, Tennessee as Book 10078, Pages 444-46. Seller covenants to use reasonable efforts to procure that certain Termination of Memorandum of Lease (the “Memorandum Termination”) which is attached hereto in Schedule 7.6.2. In no event shall Purchaser be entitled to terminate this Agreement on the basis of Seller’s failure to receive, on or prior to the Closing, the Memorandum Termination. In the event Seller fails to obtain, as of the Closing, the Memorandum Termination, then, at Closing, Seller shall execute and deliver to the Title Company that certain Affidavit Regarding Memorandum of Lease attached hereto in Schedule 7.6.2.

7.7. Conditions Precedent.

7.7.1. Conditions Precedent to Purchaser’s Performance. Purchaser’s obligation to purchase the Property is subject to the satisfaction or written waiver of all the conditions described below:

(a) Issuance of Title Policy. At the Closing, the Title Company shall have irrevocably committed to issue the Title Policy, subject only to the Permitted Exceptions, upon Closing. The condition described in this Section 7.7.1(a), however, shall be rendered null and void if the Title Company does not commit to issue the Title Policy, subject only to the Permitted Exceptions, as a result of the failure of Purchaser to satisfy its obligations hereunder regarding the issuance of the Title Policy.

(b) Validity of Representations and Warranties. All representations and warranties by Seller in this Agreement shall be true and correct in all material respects as of Closing.

(c) Performance of Covenants. Seller shall have duly performed all material covenants and material agreements to be performed under this Agreement, including, without limitation, the timely delivery of all documents and instruments to the Title Company as required by Section 12 hereof.

(d) Estoppel Certificates. No less than three (3) business days prior to the Closing Date, Seller shall have delivered or caused to be delivered to Purchaser, with respect to the Improvements, estoppel certificates satisfying the requirements set forth in Section 10.6 hereof.

7.7.2. Conditions Precedent to Seller’s Performance. Seller’s obligation to sell the Property is subject to the satisfaction or written waiver of all conditions set forth below:

(a) Performance of Covenants. Purchaser shall have duly performed all covenants and agreements to be performed by Purchaser under this Agreement, including, without limitation, the timely delivery of all documents and instruments to the Title Company as required by Section 13 hereof.

(b) Validity of Representations and Warranties. All representations and warranties by Purchaser in this Agreement shall be true and correct in all material respects as of Closing.

8. SELLER’S COVENANTS AND REPRESENTATIONS.

8.1. Seller’s Representations. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects, except as may otherwise be provided in the Documents.

8.1.1. Litigation. There is no pending or, to Seller’s knowledge, threatened litigation or governmental proceedings against the Property or Seller in connection with the Property that would adversely affect the Property.

8.1.2. United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

8.1.3. Condemnation. To Seller’s knowledge, there is no pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.

8.1.4. Environmental Matters. To Seller’s knowledge, Seller has received no written notification from any governmental authority that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

8.1.5. Due Authorization; Conflict. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in and is in good standing under the laws of the State of Tennessee. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

8.1.6. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8.1.7. Leases; Tenant Improvements. Copies of all Leases in effect as of the Contract Date (the “Existing Leases”), and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Purchaser and the copies so provided are true and complete. The Existing Leases have not been amended, modified or terminated (except for any amendments delivered to Purchaser pursuant to the preceding sentence). To Seller’s knowledge, the Existing Leases are presently in full force and effect.

8.1.8. Contracts; Other Agreements. Seller is not party to any service contracts, management contracts or other comparable agreements that will be binding upon the Land and the Improvements after Closing other than the Contracts.

8.1.9. Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

8.1.10. No Brokers. To Seller’s knowledge, Seller has delivered or made available as Documents true and complete copies of any and all listing agreements, brokerage agreements, Leases or other comparable agreements (collectively, “Brokerage Agreements”) into which Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable subsequent to Closing.

8.1.11. Employees. Seller has no employees at the Property.

8.1.12. 1031 Exchange. Seller recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Purchaser under §1031 of the Internal Revenue Code (“Purchaser’s Exchange”). As such, Seller agrees to reasonably cooperate with Purchaser in effectuating Purchaser’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is necessary in the opinion of Purchaser, to accomplish Purchaser’s Exchange; provided, however, that Seller shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, Purchaser’s Exchange or to agree to any extension of the Closing Date beyond the date specified in Section 3. The covenant contained in this Section 8.1.12 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

8.1.13. Violation of Law. Seller has not received any written notice of any violation of any laws, ordinances, rules or administrative or judicial orders affecting or regarding the Property.

8.1.14. Patriot Act Compliance. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. The representation set forth in this Section 8.1.14 shall not apply to the shareholders of First Industrial Realty Trust, Inc., a Maryland corporation and an affiliate of Seller.

8.2. Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Michael Schack and Steven Preston without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

8.3. Limitations. The representations and warranties of Seller to Purchaser contained in Section 8.1 hereof, as modified by the Closing Date Certificate (as hereinafter defined) (the “Seller Representations” as of the Closing), shall survive the Closing Date and the delivery of the Deed for a period of twelve (12) months. No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually disclosed to, or actually known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000.00), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said twelve (12) month survival period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within eighteen (18) months after Closing. Notwithstanding anything contained herein to the contrary, the maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller shall in no event exceed $1,000,000.00 in the aggregate (the “CAP”); provided, however, that the Cap shall not apply with respect to Sections 14 and 22 of this Agreement. Notwithstanding anything to the contrary contained herein, if Purchaser is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge, that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge that Seller has failed to perform any covenant and agreement herein contained, and Purchaser shall nevertheless acquire the Property notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation) or such covenant(s) and agreement(s) having failed to be performed by Seller.

8.4. Representation Condition. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller Representations are true and correct in all material respects as of the Closing Date (the “Representation Condition”). Notwithstanding anything contained herein to the contrary, if any Seller Representation is untrue or inaccurate in any material respect and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, whereupon the Deposit shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

9. PURCHASER’S COVENANTS AND REPRESENTATIONS.

Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

9.1. 1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (“Seller’s Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating Seller’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish Seller’s Exchange; provided, however, that Purchaser shall not be required to execute any documents other than a simple consent, assume any additional expense or liability in connection with, or as part of its cooperation with, Seller’s Exchange or to agree to any extension of the Closing Date beyond the date specified in Section 3. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

9.2. Due Authorization. As of the Contract Date, Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

9.3. Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.4. No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

9.5. Bankruptcy Matters. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

9.6. Patriot Act Compliance. Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. The representation contained in this Section 9.6 shall not apply with respect to the shareholders of any REIT that owns an interest in any permitted assignee of Purchaser.

10. ACTIONS AFTER THE CONTRACT DATE. The parties covenant to do the following through the Closing Date:

10.1. Title. From and after the Contract Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to Section 7.4, except as required by law or by Section 7.4, or with Purchaser’s advance written consent, which consent may be withheld in Purchaser’s sole discretion. From and after the Contract Date, and except with respect to normal leasing activities at the Land and the Improvements [in accordance with Section 10.3 below], Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

10.2. Maintenance and Operation of Property. From and after the Contract Date, Seller shall maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted); shall maintain existing insurance coverage in full force and effect; and shall operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; provided, however, that if Seller believes that a capital replacement or improvement to the Improvements is necessary, then Seller shall notify Purchaser, in writing, of the nature of such capital replacement or improvement. If Purchaser approves such capital replacement or improvement, then Seller shall cause such capital replacement or improvement to be performed and the cost incurred by Seller in connection therewith shall be credited to Seller by Purchaser at Closing. From and after the Contract Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s reasonable discretion).

10.3. Leasing Activities. Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Existing Lease (all of the foregoing, a “New Lease”) unless Seller obtains Purchaser’s advance written consent to such New Lease, which consent may be withheld in Purchaser’s sole discretion. New Leases shall not include, and Seller shall be free to execute and enter into at any time, any non-discretionary amendments, modifications, renewals or expansions of any Existing Lease pursuant to the requirements of such Existing Lease which shall be promptly (and in any event within three (3) business days after signing) delivered to Purchaser.

10.4. Leasing Expenses. “Lease Expenses” shall mean, collectively, any and all commissions and fees or costs and expenses arising out of or in connection with the leasing of the Property, including, but not limited to, (i) any extension, renewal or expansion of any Existing Lease exercised between the Contract Date and the Closing Date and (ii) any New Lease. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for repairs and tenant improvements, (c) allowances for tenant improvements and moving, and (d) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction. Except for the Schedule 10.4 Lease Expenses (as hereinafter defined) Lease Expenses for any Existing Leases relating to the base lease term or any renewal term that is elected or with respect to which an option is exercised, as the case may be, prior to the Contract Date shall be paid in full at or prior to Closing by Seller, without contribution or proration from Purchaser (“Seller’s Lease Expenses”). Notwithstanding the foregoing, to the extent that any such Seller’s Lease Expenses have not been paid in full by Seller prior to Closing, Purchaser may elect to assume responsibility for such unpaid Seller’s Lease Expenses, and, upon such election, shall receive a credit against the Purchase Price in the amount of such assumed unpaid Seller’s Lease Expenses. Lease Expenses for (x) any renewals (other than renewals elected or with respect to which an option is exercised prior to the Contract Date) or expansions of any Existing Lease, and (y) any New Leases shall be the sole responsibility of Purchaser, without contribution or proration from Seller (“Purchaser’s Lease Expenses”), to the extent such Lease Expenses are disclosed to Purchaser at the time Purchaser approves the applicable Lease renewals and/or expenses or the applicable New Leases. In the event Seller has paid any Purchaser’s Lease Expenses on or prior to Closing, Purchaser shall credit Seller for such amounts at Closing. Seller hereby indemnifies, protects, defends and holds Purchaser, and its successors and assigns (the “Purchaser’s Indemnified Parties”), harmless from and against any and all Losses that any or all of Purchaser and any Purchaser’s Indemnified Parties actually suffer and incur as a result of the failure by Seller to timely pay or discharge any of the Seller’s Lease Expenses. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses that any or all of Seller and the Seller Indemnified Parties actually suffer or incur as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser’s Lease Expenses or any New Lease Expenses or any Schedule 10.4 Lease Expenses. Notwithstanding anything to the contrary set forth herein, Purchaser acknowledges and agrees that upon the consummation of the Closing, those Lease Expenses described on Schedule 10.4 attached hereto (the “Schedule 10.4 Lease Expenses”) shall automatically become the sole responsibility of Purchaser, without any contribution from Seller. At Closing, Purchaser shall (i) reimburse Seller for any Schedule 10.4 Lease Expenses previously paid by Seller and (ii) assume the obligation to pay any unpaid Schedule 10.4 Lease Expenses. The terms of this Section 10.4 shall survive the Closing and the delivery of any conveyance documentation.

10.5. Lease Enforcement. Seller shall obtain Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion, to such enforcement or application of security deposits.

10.6. Estoppel Certificates. Seller shall use reasonable and diligent efforts to obtain and deliver to Purchaser estoppel certificates from each of the tenants of the Land and the Improvements, which estoppel certificates shall be without material and adverse modification to the form of estoppel certificate attached as Exhibit D hereto or such form as may be required by the applicable tenant’s Lease (each estoppel certificate satisfying such criteria, a “Conforming Estoppel”) on or prior to the Closing Date. An estoppel certificate shall be deemed to contain a material and adverse modification if (i) the estoppel certificate contains modification(s) that relate to matter(s) of an ascertainable and liquidated amount in excess of $10,000 and (ii) Seller fails to provide Purchaser with a credit at Closing in an amount necessary to cure such modification(s). Moreover, the condition precedent described in this Section 10.6 shall be deemed to have failed if there are estoppel certificates which, in the aggregate, contain modifications that relate to matters of an ascertainable and liquidated amount in excess of $100,000 and Seller fails to provide Purchaser with a credit at Closing in an amount necessary to cure such modifications so that they are $100,000 or less (it being understood agreed by Purchaser that so long as Seller provides a credit in an amount sufficient to reduce such modifications such that they are $100,000 or less in the aggregate, then Purchaser shall not be permitted to terminate this Agreement pursuant to this sentence). With respect to the delivery and receipt of estoppel certificates as provided above, Seller covenants and agrees that (i) Seller shall prepare, or cause to be prepared, and deliver to Purchaser for review and approval, the estoppel certificates based on the form attached hereto as Exhibit D, and (ii) Seller shall remit, or cause to be remitted, the estoppel certificates to tenants for signature as soon as possible following Purchaser’s written notice to Seller that Purchaser has approved the estoppel certificates prepared by Seller (which written notice shall set forth any required corrections). If Purchaser fails to notify Seller, in writing, of its approval of, or any changes to, the estoppel certificates it receives from Seller for approval within two (2) business days following Purchaser’s receipt of the same, Seller may forward such estoppel certificates to the tenants without Purchaser’s prior approval. It shall be a condition precedent to Purchaser’s obligation to proceed to close hereunder that, no less than three (3) business days prior to the Closing Date, Seller delivers to Purchaser a Conforming Estoppel from all of the following tenants: (i) Metro Government (all spaces), Caremark, Inc., Quest Diagnostics, Southeastern Telecom, GSA (all spaces), Mercantile Properties, Inc., and Caterpillar Financial Services (collectively, the “Critical Tenants”) and (ii) tenants (inclusive of the Critical Tenants) who lease, in the aggregate, at least seventy-five percent (75%) of the leased space in the Improvements (the “Required Estoppel Amount”). If, no less than three (3) business days prior to the Closing Date, Purchaser does not receive a sufficient number of Conforming Estoppels to satisfy the Required Estoppel Amount, Purchaser may elect, as its sole and exclusive remedy hereunder, by delivery of written notice to Seller on or prior to Closing, either to (i) proceed to Closing and waive the condition precedent related to the Required Estoppel Amount and the delivery of Conforming Estoppels; or (ii) terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, except as otherwise expressly provided herein.

10.7. Future Notices. Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 8 herein to be untrue if made after Seller’s receipt of any such notices.

10.8. No Marketing. From and after the Contract Date, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Purchaser for the sale or transfer of any interest in the Property.

10.9. No Further Encumbrance. From and after the Contract Date, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Purchaser at the Closing).

11. PROPERTY SOLD “AS IS”.

11.1. Except as is otherwise expressly provided in this Agreement and the conveyance documentation delivered at Closing, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

11.2. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED IN CONNECTION WITH CLOSING. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED IN CONNECTION WITH CLOSING. UPON CLOSING,

PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

11.3. PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 11 WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 11 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 11.3 SHALL NOT APPLY TO, AND PURCHASER DOES NOT RELEASE SELLER FROM, (A) ANY DAMAGES, CLAIMS, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH A BREACH OF ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR (B) SELLER’S FRAUD.

12. SELLER’S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

12.1. Deed. A Deed executed by Seller, and in recordable form, conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions.

12.2. Assignment of Leases. Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit E.

12.3. Assignment of Contracts. Two (2) duly executed counterparts of an Assignment and Assumption of Contracts and Intangibles (an “Assignment of Contracts”) in the form attached hereto as Exhibit F.

12.4. Bill of Sale. Two (2) duly executed originals of a Bill of Sale (the “Bill of Sale”) in the form attached hereto as Exhibit G.

12.5. Keys. Keys to all locks located in the Improvements.

12.6. Affidavit of Title. An affidavit of title (or comparable “no lien” statement), in form and substance reasonably acceptable to the Title Company as may be required to enable Title Company to issue the Title Policy.

12.7. Closing Statement. Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.

12.8. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

12.9. Letter of Credit. If applicable, with respect to any security deposits that are letters of credit, Seller shall (a) deliver to Purchaser at the Closing such letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser, so long as Seller does not incur any additional liability or expense in connection therewith.

12.10. Notices to Tenants. Notices to each of the tenants under the Leases, notifying them of the sale of the Land and Improvements and directing them to pay all future rent as Purchaser may direct, which forms shall be prepared by Purchaser and reasonably acceptable to Seller.

12.11. Estoppel Certificates. The Conforming Estoppels received by Seller pursuant to Section 10.6 above.

12.12. Leases. Originals or certified copies of the Leases, which certification shall be made subject to all of the terms, conditions and limitations of Sections 8.2 and 8.3.

12.13. Closing Date Certificate. For purposes of determining whether the Representation Condition has been satisfied, Seller shall deliver to Purchaser at Closing a certificate (the “Closing Date Certificate”) certifying that all of the Seller Representations are true and correct, as of the Closing Date and in all material respects, except for changes and qualifications specified in such Closing Date Certificate, such that the Closing Date Certificate is true and accurate in all material respects. The representations, warranties and certifications contained in the Closing Date Certificate shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3 of this Agreement. Notwithstanding anything contained herein to the contrary, if, as of the Closing, the Representation Condition is not fulfilled for any reason or any Seller Representations are not true and correct, in any material respect, Purchaser may, in its sole discretion and as its sole remedy, hereunder, at law or in equity, elect either to (aa) terminate this Agreement by delivery of written notice to Seller not later than the Closing Date, whereupon the Deposit shall be delivered to Seller (except to the extent such termination also constitutes a Seller default pursuant to Section 13.1 of this Agreement, in which event the Deposit shall be returned to Purchaser) and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (bb) proceed to Closing and waive the failure of the Representation Condition.

12.14. Organizational Documents. Seller shall deliver to the Title Company such organizational and authority documents of Seller as are reasonably required by the Title Company for the Title Company to issue the Title Policy to Purchaser.

13. PURCHASER’S CLOSING DELIVERIES.

At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

13.1. Closing Statement. Two (2) Closing Statements executed in counterpart by Purchaser.

13.2. Assignment of Leases. Two (2) Assignment of Leases executed in counterpart by Purchaser.

13.3. Assignment of Contracts. Two (2) Assignment of Contracts executed in counterpart by Purchaser.

13.4. Other. Such other documents as may be required by the Title Company to issue the Title Policy.

14. PRORATIONS AND ADJUSTMENTS.

Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 12:00 p.m. California Time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 12:00 p.m. California Time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:

14.1. Security Deposits. The amount of the security deposits for the Leases, as set forth in Schedule 14.1 attached hereto, together with any security deposits for any New Leases actually received by Seller, shall be credited to Purchaser.

14.2. Utilities and Operating Expenses. To the extent not billed directly to tenants, or paid as part of Additional Rent (as hereinafter defined) or otherwise by tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. Any operating expenses that are not paid by the tenants as Additional Rent or otherwise shall be prorated between Purchaser and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

14.3. Contracts. Amounts paid or payable under the Contracts shall be prorated.

14.4. Assessments. To the extent not paid by tenants as a component of Additional Rent or otherwise, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.

14.5. Base Rent. Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period from and after the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Seller from each tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), (ii) second, to any accrued Rents owing to Purchaser, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business; by billing the tenants provided, however, that Seller hereby retains the right to pursue any tenant under the Leases for any Rent and other sums due Seller for period attributable to Seller’s ownership of the Property following the expiration of the six (6) month period immediately following the Closing; and provided further, however, Seller (i) shall be required to notify Purchaser in writing of Seller’s intention to commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. “Additional Rents” shall mean any and all amounts due from tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges. Purchaser and Seller acknowledge and agree that no reconciliation of tenant tax or expense reimbursements will be performed at the Closing; however, such a reconciliation will be completed prior to April 30, 2008 and Seller agrees to cooperate with Purchaser in connection with such post-Closing reconciliation. If such reconciliation reveals that Seller has received Additional Rents in excess of the amount that tenants were required to pay, based on the actual expenses as of the Closing, then within thirty (30) days after the reconciliation is completed, Seller shall remit such excess amount(s) (the “Excess Amount”) to Purchaser and Purchaser shall promptly remit the applicable portion of such Excess Amount to the applicable tenant. In such event, Purchaser shall indemnify, protect and defend Seller and the Seller Indemnified Parties harmless from and against any Losses that Seller or any Seller Indemnified Party suffers or incurs as result of the failure of Purchaser to deliver the Excess Amount, received by Purchaser from Seller, to the applicable tenant(s); provided, however, that Purchaser’s liability with respect to this indemnity shall be capped at the sum of (1) amount of the Excess Amount received by Purchaser from Seller and not remitted to the applicable tenant(s) plus (2) reasonable attorneys’ fees. If, however, the reconciliation reveals that Seller has received Additional Rents that are less than the amount that tenants were required to pay based on the actual expenses as of the Closing (a “Tenant Deficiency”), then Purchaser shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which the tenants’ payments of such deficient amounts are received by Purchaser. Without limitation of the foregoing, in the event there are any Tenant Deficiencies, Purchaser covenants, for a period not to exceed sixty (60) days after such Tenant Deficiency is realized, to bill the applicable tenant(s) for such deficient amounts. If, at the end of the applicable sixty (60) day period, such deficiency has not been paid by the tenant, then Seller shall have the right to commence or pursue legal proceedings against the applicable tenant provided that (y) Seller shall commence such action within ninety (90) days after the expiration of the applicable sixty (60) day period and (z) in no event shall Seller seek an eviction of such tenant or the termination of the underlying lease. The provisions of this Section 14.5 shall survive the Closing and the delivery of any conveyance documentation.

14.6. Taxes. To the extent not paid by the tenants directly or payable by tenants as Additional Rent or otherwise, all ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on the most currently available final tax bill and on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed.

14.7. Capital Costs. Except (i) as otherwise set forth in Section 10.4 of this Agreement or (ii) to the extent required to be paid for by a tenant at the Property, Purchaser shall be credited at Closing for the amount of all amounts which are unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited (but were supposed to be credited) to Purchaser at Closing.

14.8. Tax Appeals. If Seller has engaged consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“Protest Proceedings”) any cash refunds or proceeds actually distributed (collectively, “Cash Refunds”) will be apportioned as described below. Any Cash Refunds (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings and payment of any reimbursements owing to tenants, shall be: (i) the property of Seller to the extent such Cash Refunds were for taxes paid by Seller applicable to a period prior to the Closing Date, (ii) prorated between Purchaser and Seller for taxes paid for a period during which the Closing Date occurred, and (iii) the property of Purchaser for taxes for a period after the Closing Date. Seller shall have the obligation to refund to any tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants, which payment shall be paid to Purchaser within fifteen (15) business days of delivery to Seller by Purchaser of written confirmation of such tenant’s entitlement to such Cash Refunds. Purchaser shall have the obligation to refund to tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants. Seller and Purchaser agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) business days of receipt of such Cash Refund. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) business days of its receipt. Following the Closing, Purchaser shall have the sole and exclusive right (but not the obligation) to pursue and continue all Protest Proceedings.

14.9. Credit for Brokerage Commission. At Closing, Purchaser shall provide Seller with a credit in the amount of $200,000 to be applied towards the brokerage commission to be paid by Seller in connection with the consummation of the transaction described herein. Without limitation of the foregoing, such credit shall only be payable by Purchaser if, and only if, the Closing occurs.

14.10. Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

14.11. Adjustments. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section 14.11 shall survive Closing.

15. CLOSING EXPENSES.

Seller shall pay for one-half of the cost of any escrows hereunder. Purchaser shall pay for all transfer taxes, one-half of any escrow costs hereunder, the cost of recording the Deed, the entire premium for the Title Policy (inclusive, without limitation, of any endorsements thereto and any “extended form coverage”) and the cost of the Updated Surveys.

16. DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.

If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

16.1. If any Damage is not Material (as defined below) or the value of any portion of the Property subject to Eminent Domain is not Material in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller and the amount of any uninsured loss) or (b) condemnation proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

16.2. If the aggregate cost of repair and/or replacement is Material or the value of any portion of the Property subject to any Eminent Domain proceeding is Material, in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller and the amount of an uninsured loss) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award. For purposes hereof, Damage to all or portions of the Property and any Eminent Domain proceeding with respect to all or portions of the Property shall be considered “Material” if it: (i) causes access to or parking on the Property to be materially and adversely affected; (ii) if any Critical Tenant terminates its Lease; or (iii) if, as to any Damage, it costs more than $5,000,000 to repair, and as to any Eminent Domain proceeding, the value of the Property affected exceeds $5,000,000.

16.3. In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

17. DEFAULT.

17.1. Default by Seller. If Seller is in material default under any of the covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser and (b) upon Purchaser’s receipt of the Deposit, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Purchaser may file an action for specific performance. Purchaser shall have no other remedy for any default by Seller. In the event of the failure of any condition precedent to Purchaser’s obligation to close expressly herein set forth, or in the event of the untruth or inaccuracy, in any material respect, of any Seller Representation as of the Contract Date (subject to the limitations contained in Sections 8.4 and 12.13), Purchaser’s sole remedy hereunder, at law or in equity, shall be to terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or such sooner date as may be herein specified), in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement.

17.2. Default by Purchaser. If Purchaser fails to purchase the Property when it is obligated to do so under the terms of this Agreement, then (i) Seller shall be entitled (at its sole and exclusive remedy) to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. ALL OF THE FOREGOING SHALL BE WITHOUT LIMITATION UPON THE RIGHTS AND REMEDIES OF SELLER HEREUNDER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT BY PURCHASER PURSUANT TO SECTIONS 6.1, 6.2, 6.3, 19 OR 22 HEREIN.

18. SUCCESSORS AND ASSIGNS.

Neither party shall assign this Agreement without the prior written consent of the other, except that either party may assign its interest in and obligations under this Agreement to a so-called “Qualified Intermediary” in order to accomplish an Exchange. Notwithstanding the foregoing, Purchaser may assign, in whole or in part, all of its rights, title, liability, interest and obligation pursuant to this Agreement to an affiliate of Purchaser; provided that (i) no such assignment shall act to release Purchaser hereunder and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its assignee(s), which instrument shall be in form reasonably acceptable to Seller.

Notwithstanding the foregoing, Purchaser shall have the right to assign its rights and obligations under this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor without the prior written consent of Seller, provided Purchaser delivers written notice of such assignment to Seller at least five (5) business days prior to Closing.

19. LITIGATION.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 19 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

20. NOTICES.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	FirstCal Industrial 2 Acquisition, LLC
311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606
Attn: Michael Schack
Facsimile: 312-895-9306

With a copy to its attorneys:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900 Chicago, Illinois 60606
Attn: Brett Feinberg
Facsimile: 312-984-3150

Purchaser:	c/o KBS Capital Advisors LLC
1133 21st Street NW, Suite 400 Washington, DC 20036
Attn: Chuck Lindwall
Phone: 202-822-1230
Facsimile: 202-822-1340

With a copy to:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300 Newport Beach, California 92660
Attention: Jim Chiboucas, Esq.
Phone: 949-417-6555
Facsimile: 949-417-6523

With a copy to its attorneys:	Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750 Irvine, California 92614
Attn: L. Bruce Fischer, Esq.
Phone: 949-399-7145
Facsimile: 949-399-7001

Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile before 5:00 p.m. (Eastern Time) on a business day provided such facsimile is confirmed verbally. Notices may be delivered on behalf of the parties by their respective attorneys.

21. BENEFIT.

This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22. BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for CB Richard Ellis and Colliers Turley Martin Tucker (collectively, “Broker”). Seller shall pay the brokers’ commission due to Broker pursuant to the terms of a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser’s Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 22 shall survive any termination of this Agreement.

23. MISCELLANEOUS.

23.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

23.2. Time of the Essence. Time is of the essence of this Agreement. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Contract Date), and including the last day, unless the last day herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Tennessee for observance thereof. Unless expressly indicated otherwise, all references to time shall be deemed to refer to Eastern time and all time periods shall expire at 5:00 p.m. Eastern time.

23.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without reference to its rules regarding conflicts of laws.

23.4. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

23.5. No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

23.6. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed facsimile copy of this Agreement shall be effective as an original.

23.7. Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

23.8. No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

23.9. Survival. Only those covenants, agreements, indemnities, undertakings and representations and warranties of Seller that expressly survive Closing pursuant to the terms of the Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth (and if no specific survival period is specified herein, such covenants, agreements, indemnities, undertakings, representations and warranties of Seller shall only survive Closing for the period in which the Seller Representations survive Closing in accordance with Section 8.3) and all of the other covenants, agreements, indemnities, undertakings and representations and warranties of Seller contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.

23.10. General Escrow Provisions.

23.10.1. Escrow Instructions. This Agreement when signed by Purchaser and Seller shall also constitute escrow instructions to Escrow Holder.

23.10.2. Opening of Escrow. When both (i) this Agreement, fully signed, or in signed counterparts, and (ii) the Deposit have been delivered to Escrow Holder, Escrow shall be deemed open (“Opening of Escrow”), and Escrow Holder shall immediately notify Purchaser and Seller by telephone and in writing of the date of Opening of Escrow.

23.10.3. General Provisions. Notwithstanding anything to the contrary in this Agreement, the general provisions of Escrow Holder, if any, which are later signed by the parties, are incorporated by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those general provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control.

23.10.4. Escrow Holder Authorized to Complete Blanks. If necessary, Escrow Holder is authorized to insert the Closing Date in any blanks in the Closing documents.

23.10.5. Recordation and Delivery of Funds and Documents. When Purchaser and Seller have satisfied their respective Closing obligations under Sections 12 and 13 hereof and each of the conditions under Sections 7.7.1 and 7.7.2 hereof have either been satisfied or waived, Escrow Holder shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Purchaser’s and Seller’s Closing instructions:

23.10.5.1. Prorations. Prorate and allocate all matters as described in Section 14 hereof;

23.10.5.2. Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Purchaser’s and Seller’s Closing instructions;

23.10.5.3. Funds. Disburse funds deposited by Purchaser with Escrow Holder towards payment of all items chargeable to the account of Purchaser pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

23.10.5.4. Document Delivery. Deliver originals and conformed copies of all documents to Seller and Purchaser, as appropriate; and

23.10.5.5. Title Policy. Direct the Title Company to issue the Title Policy to Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

FIRSTCAL INDUSTRIAL 2 ACQUISITION, LLC,
a Delaware limited liability company

By:	FirstCal Industrial 2, LLC, a Delaware limited liability company, its sole member

By:	FR FirstCal 2, LLC, a Delaware limited liability company, its managing member

By:	First Industrial Investment, Inc., a Maryland corporation, its sole member

	By:	/s/ Authorized Signatory
Name:
Its:

Schedule 14.1-1

PURCHASER:

KBS NASHVILLE INDUSTRIAL PORTFOLIO I, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION XXVIII, LLC, a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES, LLC, a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

Schedule 14.1-2